EXHIBIT 21.1

TOREADOR RESOURCES CORPORATION

AND SUBSIDIARIES AS OF MARCH 2008

Company	Jurisdiction
Toreador Resources Corporation	Delaware
Toreador Exploration & Production Inc.	Texas
Toreador Acquisition Corporation.	Delaware
Toreador Energy France SCS	France
Toreador Hungary Ltd.	Hungary
Toreador Exploration Ltd.	Cayman islands
Toreador Romania Ltd.	Cayman islands
Toreador Resources Corp. USA Sucursaia Bucuresti (Branch Office)	Romania
Toreador International Holdings Ltd.	Hungary
Toreador Turkey Ltd.	Cayman Islands
Toreador France, S.A.S.	France